Exhibit 10.6
HEALTHCARE REALTY TRUST INCORPORATED

EXECUTIVE INCENTIVE PROGRAM
1.    Purpose.    The 2007 Employees Stock Incentive Plan, as amended (the “Plan”) was adopted to promote the interests of Healthcare Realty Trust Incorporated (the “Company”) and its stockholders by strengthening the Company’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend; to offer such personnel additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights. This program is being adopted by the Committee in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company’s executive officers that are designed to reward individual performance and the achievement of specific Company-level financial goals and targets (the “Executive Incentive Program”).
2.    Definitions.    Whenever the following capitalized terms are used in this Executive Incentive Program, they shall have the meanings specified below:
“1-year TSR” means for any person for any calendar year the sum of: (X) the per share Fair Market Value as of December 31 of such year minus the per share Fair Market Value of the Common Stock as of January 1 of such year, and (Y) the aggregate dividends paid to common stockholders during such calendar year divided by (Z) the per share Fair Market Value as of January 1 of such year, expressed as a percentage.
“3-year TSR” means for any person for any three-year period the sum of: (X) the per share Fair Market Value as of the last December 31 of such three-year period minus the per share Fair Market Value of the Common Stock as of the first January 1 of such three-year period, and (Y) the aggregate dividends paid to common stockholders during such three-year period divided by (Z) the per share Fair Market Value as of the first January 1 of such three-year period, expressed as a percentage.

“Base Salary” means, for purposes of this Executive Incentive Program, the annual base rate of cash compensation paid to a Participant by the Company for the calendar year in which any determination of Base Salary is made, before any elective reduction or deferral of compensation pursuant to any 401(k) or similar defined contribution plan or any elective deferral under the Long-Term Incentive Program, and excludes all other forms of compensation such as benefits, pension contributions, employer matching contributions under any 401(k) or similar plan, any “Restriction Multiple” amount awarded under the Long-Term Incentive Program based on elective reduction of Base Salary, and any amounts awarded under this Executive Incentive Program.

“CPA Restriction Multiple” means the multiple applied to that portion of a Company Performance Award that is granted in the form of restricted stock in lieu of cash at the election of the Participant, as set forth in Section 6 hereof.

“CPA Shares” means shares of restricted stock taken in lieu of cash as Company Performance Awards, subject to the terms set forth in Section 6 hereof.

“FAD” means funds available for distribution as reported to the public by the Company in its earnings and results of operations news releases, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended June 30, 2012.

      “FFO” means funds from operations, as reported to the public by the Company in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended June 30, 2012.

“NOI” means net operating income, normalized for items that would otherwise inhibit a meaningful comparison of NOI period to period.

“Peer Group” means that group of equity real estate investment trusts (“REITs”) that are the closest in size to the Company’s market capitalization determined each year as follows: all publicly-traded, listed REITs will be sorted by market capitalization, with the ten REITs smaller and the ten REITs larger than the Company’s market capitalization on the same date comprising the Peer Group. In the event that this calculation would result in an externally managed REIT, or a REIT that has been a public company for less than five years being included in the Peer Group, then that REIT shall be excluded and in its stead the REIT closest in size based on market capitalization, that is not already part of the Peer Group shall be added, such that there will always be 20 REITs in the Peer Group. The listing of REITs and the associated market capitalization data used above shall be derived from SNL Financial, other similar financial information firms, and/or publicly reported financial information.

“Revenue” means, for any financial period, the revenue as reported on the Company’s financial statements.

“Same Facility Revenue” means, for any financial period, Revenue for the group of properties reported by the Company (whether publicly or otherwise) as “Same Facility,” “Same Store,” or similar language designed to report the financial performance of core operating properties in the Company’s public disclosures.

“Same Facility NOI” means, for any financial period, NOI for the group of properties reported by the Company (whether publicly or otherwise) as “Same Facility,” “Same Store,” or similar language designed to report the financial performance of core operating properties in the Company’s public disclosures.

Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.    Participation.    The Participants in this Executive Incentive Program are those employees who have been named as executive officers of the Company by the Board.

4.    Awards.    Awards may be in the form of cash or Restricted Stock Awards or a combination of cash and Restricted Stock Awards and may be granted to each Participant upon the Committee’s determination and in its discretion and shall be subject to such vesting periods and requirements as the Committee determines. Awards shall generally be of the following types:

“Individual Performance Awards” are in the discretion of the Committee and shall be for the purposes of: (i) rewarding a Participant’s individual efforts in contributing to the success of the Company and the Participant’s demonstration of competency within his or her job description and requisite skill sets and (ii) retaining the Participant as an officer of the Company. Participants shall have the opportunity to earn Individual Performance Awards each year, beginning in 2012. Individual Performance Awards shall generally be in the form of cash.

“Company Performance Awards” shall be based on specific Company performance targets. Participants shall have the opportunity to earn Company Performance Awards each year, beginning in 2013. The Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to: FAD, FFO, NOI, Revenue, Same Facility NOI and Same Facility Revenue. The measurement period shall be four consecutive quarters ending on such date as the Committee may determine. The structure shall provide for two performance metrics during any given measurement period and a maximum award for each such metric of 35% of Base Salary. For each metric, the Committee shall set a Threshold, Target and Maximum level of performance that shall pay, respectively, 25%, 50% and 100% of the maximum award based on the performance of the Company. Company Performance Awards shall be in the form of cash but may, at the election of the Participant, be converted all or in part to restricted stock, as set forth below.

“TSR Awards” shall be based on the Company’s total shareholder return, as measured against the Peer Group as of the last trading day of the year. Beginning in 2012, Participants shall have the opportunity to earn TSR Awards each year based on 1-year TSR and 3-year TSR. TSR Awards shall be in the form of Restricted Stock Awards with a three-year cliff vesting period. The criteria for awarding TSR Awards shall be the Company’s relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The size of the award for each Participant shall be determined based on a percentage of such Participant’s then current Base Salary, as follows:

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
1-Year TSR	0	0.25X	0.50X	0.75X	1.0X
3-Year TSR	0	0.25X	0.50X	0.75X	1.0X

The Committee shall have the discretion to alter the administration of awards under this Executive Incentive Program at any time prior to the grant of any such award, in accordance with Section 4.3 of the Plan.

6.    Restricted Stock Election for Company Performance Awards.     At the election of the Participant, Company Performance Awards may be converted into Restricted Stock Awards, in whole or in part, and paid in shares of restricted stock, subject to the following terms and provisions. The percentage of a Company Performance Award that a Participant may elect to be reduced and applied to CPA Shares must be a minimum of 5% and may be increased by increments of 5% to a maximum of 100% of the award. The election shall be made in writing to the Company’s General Counsel prior to the beginning of the measurement period for such award and, in all cases, prior to the year in which the Participant could receive such award.

To determine the number of CPA Shares that shall be issued to a Participant, the percentage of a Company Performance Award elected by the Participant to be applied to CPA Shares (expressed in dollars) shall be multiplied by the CPA Restriction Multiple and then divided by the Fair Market Value of the Common Stock on the grant date of the Company Performance Award. The CPA Restriction Multiple shall be determined by the Participant’s selection of a restriction period of three or five years. The CPA Restriction Multiple shall be: 2.0x for a restriction period of three years; and 3.0x for a restriction period of five years. Awards determined pursuant to this Section 6 shall be delivered to each Participant as soon as practicable.

7.    Termination of Employment.    In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant’s retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will immediately vest. The provisions of Section 10 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 7.
8.    Amendments.    The Committee may from time to time amend or modify this Executive Incentive Program, provided that no such action shall adversely affect Awards previously granted hereunder.
9.    Survival.    The Executive Incentive Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

Adopted by the Committee on July 31, 2012.

/s/ Edwin B. Morris III
Edwin B. Morris III, Chairman

/s/ J. Knox Singleton
J. Knox Singleton

/s/ C. Raymond Fernandez, M.D.
C. Raymond Fernandez, M.D.